______________

SHARE EXCHANGE AGREEMENT

Among:

PLURIS ENERGY GROUP INC.

And:

NATIONWIDE ENERGY PORTAL INC.

And:

THE SHAREHOLDERS OF
NATIONWIDE ENERGY PORTAL INC.

And:

GT VENTURE MANAGEMENT AG

And:

SACHA H. SPINDLER

Notice to the Shareholders of Nationwide Energy Portal Inc.: The shareholders of Nationwide
Energy Portal Inc. are hereby advised by Pluris Energy Group Inc. to obtain independent legal advice with respect to their review and execution of this Share Exchange Agreement.

______________

SHARE EXCHANGE AGREEMENT

                         THIS SHARE EXCHANGE AGREEMENT is dated and made for reference effective as executed on this 27th day of August, 2009.

BETWEEN:

PLURIS ENERGY GROUP INC., a corporation organized under the laws of the State of Nevada and having an address for notice and delivery located at Suite 200 – 1311 Howe Street, Vancouver, BC, Canada V6Z 2P3

(the “Purchaser”);

OF THE FIRST PART

AND:

NATIONWIDE ENERGY PORTAL INC., a corporation organized under the laws of the State of Texas and having an address for notice and delivery located at 12929 Gulf Freeway, Suite 200, Houston, TX 77034

(the “Company”);

OF THE SECOND PART

AND:

KEN KOEPKE, a shareholder of Nationwide Energy Portal Inc., having an address for notice and delivery located at 22918 Jamie Brook Lane. Katy, TX 77494

(“Koepke”);

OF THE THIRD PART

AND:

MIKE MASSINGILL, a shareholder of Nationwide Energy Portal Inc., having an address for notice and delivery located at ____________________________________________________________________ ____________________________________________________________

(“Massingill”)

OF THE FOURTH PART

AND:

JESSE COOK, a shareholder of Nationwide Energy Portal Inc., having an address for notice and delivery located at __________________________________________________________________________
___________________________________________________________

(“Cook”)

OF THE FIFTH PART

AND:

MARK OTT, a shareholder of Nationwide Energy Portal Inc., having an address for notice and delivery located at __________________________________________________________________________
___________________________________________________________

(“Ott”)

OF THE SIXTH PART

(Koepke, Massingill, Cook and Ott each being hereinafter singularly referred to as a “Vendor” and collectively referred to as the “Vendors” as the context so requires);

AND:

GT VENTURE MANAGEMENT AG, having an address for notice and delivery located at 76 Dean Street, Belize City, Belize, Central America

(“GTV”)

OF THE SEVENTH PART

AND:

SACHA H. SPINDLER, having an address for notice and delivery located at Suite 200 – 1311 Howe Street, Vancouver, British Columbia V6Z 2P3 Canada

(“Spindler”)

OF THE EIGHTH PART

(the Vendors, the Company, the Purchaser, GTV, and Spindler being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

                          WHEREAS:

A.                     The Company is a corporation organized under the laws of the State of Texas, U.S.A., is presently engaged in the business of energy distribution technologies, and now requires exposure to the public equities markets in order to fully develop and realize the potential of its existing business (the “Company’s Business”);

B.                     The Vendors are the legal and beneficial owner of all of the issued and outstanding shares in the capital of the Company; the particulars of the registered and beneficial ownership of such Company Stock being set forth in Schedule “A” which is attached hereto and which forms a material part hereof;

C.                     The Parties hereto have agreed to enter into this Share Exchange Agreement (the “Agreement”) which clarifies their respective duties and obligations in connection with the acquisition by the Purchaser from the Vendors of all of the issued and outstanding shares in the capital of the

Company (the “Company Stock”) and the further development of the Company’s Business as a consequence thereof in exchange for 150,000,000 shares of common stock of the Purchaser (the “Purchaser Stock”);

D.                     The exchange of Company Stock for Purchaser Stock is intended to constitute a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization exemptions that may be available under the Code.

E.                     Certain shareholders of the Purchaser hold in the aggregate 4,600,000 shares of series A preferred shares, whereby each share of series A preferred stock possesses voting rights of the Purchaser equal to ten common shares of the Purchaser (the “Super Voting Shares”). The Parties recognize the integral beneficial proprietary and intellectual aspects of the technology (the “Technology”) that has been created by Company co-founder Mr. Mike Massingill (the “Inventor”), which upon closing of this Agreement is expected to be exploited by the Company and the Purchaser for the benefit of the Parties and the shareholders of the Purchaser, and the Parties further recognize the integral beneficial aspects associated with the financial investments made by Company co-founder Kenneth Koepke (the “Co-Founder”) resulting in the Company’s ability to operate as a business enterprise for the benefit of the Parties and therefore, the series A preferred shareholders agree to gift their Super Voting Shares to the Inventor and the Co-Founder at the closing of this Agreement.

F.                     The Company and the Vendors wish to engage the services of GTV, a major shareholder and creditor of the Purchaser, as a consultant for services to be provided subsequent to closing of this Agreement to assist with business development and corporate strategy and GTV agrees to provide such services.

G.                     Concurrent with the closing of the share exchange, the Parties agree that the Purchaser will sell its entire right, title and interest in and to its wholly owned subsidiaries, Pluris Energy Group Inc., a British Virgin Islands company (“PBVI”), and Pluris Sarmiento Petroleo SA, an Argentine company (“PSP”), to GTV in exchange for the forgiveness by GTV of indebtedness owing by the Purchaser to GTV at the closing date and the assumption by PBVI of certain outstanding indebtedness owing by the Purchaser from several of the Purchasers’ related parties and creditors, whereby said forgiveness and debt assumptions will leave the accounts payable of the Purchaser outstanding at no greater than $175,000 at the Closing Date, except for any additional costs that arise to the account of the Purchaser as a result of the implementation and execution of this Share Exchange Agreement.

H.                      Concurrent with the closing of the share exchange, the Parties agree that the Purchaser will cancel all of its Series B Preferred Shares.

                         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual promises, covenants and agreements herein contained, THE PARTIES HERETO COVENANT AND AGREE WITH EACH OTHER as follows:

Article 1
DEFINITIONS

1.1                     Definitions. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases shall have the following meanings:

(a)	“Action” has the meaning ascribed to it in Article “7.1(u)” hereinbelow;

(b)	“Agreement” means this “Share Exchange Agreement” as entered into among the Vendors, the Company and the Purchaser herein, together with any amendments thereto and any Schedules as attached thereto;

(c)	“Board of Directors” means, as applicable, the respective Board of Directors of each of the Parties hereto as duly constituted from time to time;

(d)	“business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by law to remain closed;

(e)

“Business Documentation” means any and all records and other factual data and information relating to the Company’s Business interests and assets and including, without limitation, all plans, agreements and records which are in the possession or control of the Vendors or the Company in that respect;

(f)	“Closing” has the meaning ascribed to it in Article “9.1” hereinbelow;

(g)	“Closing Date” has the meaning ascribed to it in Article “9.1” hereinbelow;

(h)	“Code” has the meaning ascribed to it in recital “D.” hereinabove;

(i)	“Commission” means the United States Securities and Exchange Commission;

(j)

“Company” means Nationwide Energy Portal, Inc., a corporation organized under the laws of the State of Texas, or any successor company, however formed, whether as a result of merger, amalgamation or other action;

(k)	“Company’s Assets” means all assets, contracts, equipment, goodwill, inventory and Intellectual Property of the Company;

(l)	“Company’s Business” has the meaning ascribed to it in recital “A.” hereinabove;

(m)	“Company’s Financial Statements” has the meaning ascribed to it in Article “6.3(l)” hereinbelow;

(n)

“Company Stock” has the meaning ascribed to it in recital “C.” hereinabove; the particulars of the registered and beneficial ownership of such Company Stock being set forth in Schedule “A” which is attached hereto;

(o)	“Consideration” has the meaning ascribed to it in Article “2.2” hereinbelow;

(p)	“Defaulting Party” and “Non-Defaulting Party” have the meanings ascribed to them in Article “15” hereinbelow;

(q)	“Encumbrances” means mortgages, liens, charges, security interests, encumbrances and third party claims of any nature;

(r)	“Escrow” has the meaning ascribed to it in Article “2.2” hereinbelow;

(s)	“Escrow Agent” has the meaning ascribed to it in Article “2.2” hereinbelow;

(t)	“Escrow Agreement” means the agreement referred to in Article “2.2” and attached hereto as Schedule “G”;

(u)	“Escrow Shares” are the Purchaser Stock held in Escrow by the Escrow Agent described in Article “2.2” hereinbelow;

(v)	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

(w)	“Execution Date” means the actual date of the complete execution of this Agreement and any amendment thereto by all Parties hereto as set forth on the front page hereof;

(x)

“GAAP” means United States generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements);

(y)	“Indemnified Party” and “Indemnified Parties” have the meanings ascribed to them in Article “10.1” hereinbelow;

(z)

“Intellectual Property” means all right and interest to all patents, patents pending, inventions, know-how, any operating or identifying name or registered or unregistered trademarks and trade names, all computer programs, licensed end-user software, source codes, products and applications (and related documentation and materials) and other works of authorship (including notes, reports, other documents and materials, magnetic, electronic, sound or video recordings and any other work in which copyright or similar right may subsist) and all copyrights (registered or unregistered) therein, industrial designs (registered or unregistered), franchises, licenses, authorities, restrictive covenants or other industrial or intellectual property;

(aa)	“OTCBB” means the Over-the-Counter Bulletin Board;

(bb)

“Parties” or “Party” means, respectively, the Vendors, the Company and/or the Purchaser hereto, as the case may be, together with their respective successors and permitted assigns as the context so requires;

(cc)

“person” or “persons” means an individual, corporation, partnership, party, trust, fund, association and any other organized group of persons and the personal or other legal representative of a person to whom the context can apply according to law;

(dd)

“Purchaser” means Pluris Energy Group Inc., a corporation organized under the laws of the State of Nevada, or any successor company, however formed, whether as a result of merger, amalgamation or other action;

(ee)	“Purchaser Commission Documents” has the meaning ascribed to it in Article “7.1(q)” hereinbelow;

(ff)	“Purchaser’s Initial Due Diligence” has the meaning ascribed to it in Article “8.1(b)” hereinbelow;

(gg)

“Purchaser Material Adverse Effect” means a material adverse effect on Purchaser, a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of the Purchaser to consummate the Takeover;

(hh)	“Purchaser’s Ratification” has the meaning ascribed to it in Article “8.1(a)” hereinbelow;

(ii)	“Purchaser Stock” has the meaning ascribed to it in recital “C.” hereinabove and furthermore means the 150,000,000 shares of common stock of the Purchaser to be issued and delivered to the Vendors on a pro rata basis as the Consideration for the Company Stock;

(jj)

“Series B Preferred Shares” means the Purchaser’s Series B Preferred Stock, $0.001 par value, as set forth in the Certificate of Designation filed with the Nevada Secretary of State on December 12, 2008;

(kk)	“Securities Act” means the Securities Act of 1933, as amended;

(ll)	“Shares” means all stock of Purchaser dealt with herein;

(mm)

“Takeover” means that transaction or series of transactions pursuant to which the Purchaser will acquire all of the Company Stock of the Company from the Vendors in exchange for the issuance by the Purchaser of 150,000,000 shares of common stock of the Purchaser and all matters necessarily ancillary thereto;

(nn)	“Time of Closing” means 2:00 o’clock, p.m. (Vancouver, Canada Time) on the Closing Date; and

(oo)	“Vendors” means the shareholders of the Company who have executed this Agreement as a Party hereto.

1.2                     Schedules. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following shall represent the Schedules which are attached to this Agreement and which form a material part hereof:

Schedule	Description

Schedule “A”	Company Stock and Vendors;
Schedule “B”	Financial Statements;
Schedule “C”	Material Contracts;
Schedule “D”	Encumbrances;
Schedule “E”	Pending, Outstanding or Unresolved Claims or Grievances
Schedule “F”	Banks and Bank Accounts
Schedule “G”	Escrow Agreement
Schedule “H”	Consulting Agreement with GTV
Schedule “I”	Releases from GTV and Creditors of the Purchaser
Schedule “J”	Gift Share Letter from Series A Preferred Shareholders to Inventors
Schedule “K”	Series B Resolution
Schedule “L”	Purchase and Sale Agreements with GT Venture Management

1.3                     Interpretation. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of this Agreement;

(b)	any reference to an entity shall include and shall be deemed to be a reference to any entity that is a permitted successor to such entity; and

(c)	words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and vice versa.

Article 2
EXCHANGE OF SHARES

2.1                     Exchange by Vendors. Subject to the terms and conditions hereof and based upon the representations and warranties contained in Articles “6” and “7” hereinbelow and prior satisfaction of the conditions precedent which are set forth in Article “8” hereinbelow, the Vendors hereby agree to assign, sell and transfer at the Closing Date (as hereinafter determined) all of their respective rights, entitlement and interest in and to the Company Stock to the Purchaser and the Purchaser hereby agrees to acquire all of the Company Stock from the Vendors on the terms and subject to the conditions contained in this Agreement.

2.2                     Consideration. The aggregate consideration (the “Consideration”) for all of the Company Stock will be satisfied by way of the issuance and delivery by the Purchaser to the Vendors, in accordance with section “2.3” hereinbelow, of an aggregate of 150,000,000 shares of common stock of the Purchaser, at a deemed issuance price of U.S. $0.01 per share, or such other value as the auditors or taxation authorities shall determine, within five business days of the Closing (as hereinafter determined), of which 140,000,000 shares of the Purchaser Stock (the “Escrow Shares”) shall be held by a designee mutually agreed upon by the Parties (the “Escrow Agent”). The Escrow Agent shall hold and disburse the Escrow Shares pursuant to the Escrow Agreement. The Consideration shall also include the transfer by way of a gift and delivery to the Inventor and the Co-Founder in accordance with section “2.4” hereinbelow, of an aggregate of 4,600,000 Super Voting Shares.

2.3                     Pro-rata entitlement. The Purchaser will issue the Purchaser Stock to the Vendors pro rata in accordance with the each Vendor’s respective Company Stock shareholding in and to the Company and outstanding as at the Closing Date. All fractions greater than or equal to one-half shall be rounded up and all fractions less than one-half shall be rounded down.

2.4                     Super Voting Rights. The Parties acknowledge the integral beneficial proprietary and intellectual aspects of the Technology that has been created by the Inventor, which upon closing of this Agreement is expected to be exploited by the Company and the Purchaser for the benefit of the Parties and the shareholders of the Purchaser. The Parties also acknowledge the financing provided by the Co-Founder which has permitted and is expected to permit the Company to operate as a business enterprise. Consequently, the Inventor and the Co-Founder shall receive equal portions of the Super Voting Shares by way of a gift from the current holders of the Super Voting Shares as set forth on Schedule “J” hereto. 2.5 Resale restrictions and legending of Share certificates. The Vendors hereby acknowledge and agree that the Purchaser makes no representations as to any resale or other restriction affecting the Shares and that it is presently contemplated that the Shares will be issued by the Purchaser to the Vendors in reliance upon the registration and prospectus exemptions contained in certain sections of the Securities Act or Rule 144 promulgated thereunder (“Rule 144”) which will impose a trading restriction in the United States on the Shares for a period of at least six (6) months from the Closing Date. In addition, the Vendors also hereby acknowledge and agree that the obligation of the Purchaser to issue the Purchaser Stock pursuant to section “2.2” hereinabove will be subject to the Purchaser being satisfied that an exemption from applicable registration and prospectus requirements is available under the Securities Act and all applicable securities laws, in respect of each particular Vendor and the related Purchaser Stock, and the Purchaser shall be relieved of any obligation whatsoever to purchase any Company Stock of a Vendor and to issue Purchaser Stock in respect of that Vendor where the Purchaser reasonably determines that a suitable exemption is not available to it.

                         The Vendors hereby also acknowledge and understand that neither the sale of the Purchaser Stock which the Vendors are acquiring nor any of the shares of Purchaser Stock have been registered under the Securities Act or any state securities laws, and, furthermore, that the Purchaser Stock must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Vendors also acknowledge and understand that the certificates representing the Purchaser Stock will be stamped with the following legend (or substantially equivalent language) restricting transfer in the following manner:

“The transfer of the securities represented by this certificate is prohibited except in accordance with the provisions of Regulation S promulgated under the Securities Act of 1933, as amended (the “Act”), pursuant to registration under the Act or pursuant to an available exemption from registration. In addition, hedging transactions involving such securities may not be conducted unless in compliance with the Act.”;

or

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the laws of any state, and have been issued pursuant to an exemption from registration pertaining to such securities and pursuant to a representation by the security holder named hereon that said securities have been acquired for purposes of investment and not for purposes of distribution. These securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration, or the availability of an exemption from such registration. Furthermore, no offer, sale, transfer, pledge or hypothecation is to take place without the prior written approval of counsel to the company being affixed to this certificate. The stock transfer agent has been ordered to effectuate transfers only in accordance with the above instructions.”;

and the Vendors hereby consent to the Company making a notation on its records or giving instructions to any transfer agent of the Purchaser (the “Transfer Agent”) in order to implement the restrictions on transfer set forth and described hereinabove.

The Vendors also acknowledge and understand that:

(a)	the shares of the Purchaser Stock are restricted securities within the meaning of Rule 144;

(b)

the exemption from registration under Rule 144 will not be available in any event for at least six months from the date of issuance of the Purchaser Stock to the Vendors, and even then will not be available unless (i) a public trading market then exists for the common stock of the Purchaser, (ii) adequate information concerning the Purchaser is then available to the public and (iii) other terms and conditions of Rule 144 are complied with; and

(c)	any sale of the Purchaser Stock may be made by the Vendors only in limited amounts in accordance with such terms and conditions.

2.6                     Standstill provisions. In consideration of the Parties’ agreement to purchase and sell the Company Stock and to enter into the terms and conditions of this Agreement, each of the Parties hereby undertake for themselves, and for each of their respective agents and advisors, that they will not, until the earlier of the Closing Date or the termination of this Agreement, approach or consider any other potential purchasers, or make, invite, entertain or accept any offer or proposal for the proposed sale of any interest in and to any of the Company Stock or the assets or the respective business interests of the Company or the Purchaser, as the case may be, or disclose any of the terms of this Agreement, without the Parties’ prior written consent. Each of the Parties hereby acknowledges that the foregoing restrictions are particularly important to the Purchaser due to the public nature of its ongoing business interests and the reporting requirements applicable to the Purchaser under the Exchange Act. The Parties agree that a breach by the Vendors and/or the Company of any of the covenants herein contained would result in irreparable harm and significant damage to the Purchaser that would not be adequately compensated for by a monetary award. Accordingly, the Parties hereby agree that, in the event of any such breach, an aggrieved Party may apply to a court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof. The Parties hereby also acknowledge and agree that if any of the aforesaid restrictions, activities, obligations or periods are considered by a Court of competent jurisdiction as being unreasonable, said court shall have authority to limit such restrictions, activities or periods as the Court deems proper in the circumstances.

Article 3
CONCURRENT SALE OF SUBSIDIARIES

3.1                     Sale of Subsidiaries. Concurrent with the closing exchange of shares under Article 2 hereinabove, the Purchaser agrees to sell all of the shares it owns and assign all of its interests in its two wholly owned subsidiaries, Pluris Energy Group Inc., a British Virgin Islands company (“PBVI”), and Pluris Sarmiento Petroleo SA, an Argentine company (“PSP”), to GTV in exchange for the forgiveness by GTV of indebtedness owing by the Purchaser to GTV and the assumption by PBVI of certain outstanding indebtedness owing by the Purchaser from several of the Purchaser’s related parties and creditors (the “Creditors”) which is as further detailed and attached as Schedule “I”.

3.2                     Releases. GTV and the Creditors referred to in Section 3.1 hereinabove agree to provide general releases to the Purchaser upon the transfer of the shares of PBVI and PSP that are owned by the Purchaser to GTV.

Article 4
CANCELLATION OF SERIES B PREFERRED SHARES

4.1                     Cancellation of Series B Preferred Shares. Pursuant to the terms of the Certificate of Designation of the Series B Preferred Shares as filed with Nevada Secretary of State, all issued and outstanding Series B Preferred Shares shall be cancelled concurrent with the closing exchange of shares under Article 2 hereinabove by way of the triggering the of the liquidation provision of the Certificate of Designation of the Series B Preferred Shares.

Article 5
CONSULTING SERVICES AGREEMENT WITH GTV

5.1                     Consulting Services Agreement. Concurrent with the execution of this Agreement, the Company and the Vendors agree to execute a consulting services agreement with GTV, which is attached as Schedule “H”, whereby GTV will assist with the administration of the reporting and filing requirements, business development and corporate strategy of the Purchaser and the Company subsequent to the Closing of this Agreement for a period of two (2) years in exchange for a cash payment to GTV of $75,000 to be paid by the Company and Vendors upon the execution of this Agreement and other consideration detailed in the Consulting Services Agreement.

Article 6
REPRESENTATIONS, WARRANTIES AND COVENANTS BY THE COMPANY AND THE VENDOR

6.1                     General Representations, Warranties and Covenants by the Company and the Vendors. In order to induce the Purchaser to enter into and consummate this Agreement, the Company and the Vendors, jointly and severally, represent to, warrant to and covenant with the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of each of the Vendors and the Company, after having made due inquiry:

(a)

if a corporation, it is duly organized under the laws of its respective jurisdiction of incorporation and is validly existing and in good standing with respect to all statutory filings required by the applicable corporate laws;

(b)

it is qualified to do business in those jurisdictions where it is necessary to fulfill its obligations under this Agreement and it has the full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)

it has the requisite power, authority and capacity to own and use all of its respective business assets and to carry on its respective business as presently conducted by it and to fulfill its respective obligations under this Agreement;

(d)	the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary action, corporate or otherwise, on its respective part;

(e)	there are no other consents, approvals or conditions precedent to the performance of this Agreement which have not been obtained;

(f)

this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(g)

no proceedings are pending for, and it is unaware of, any basis for the institution of any proceedings leading to its respective dissolution or winding up, or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent companies or persons;

(h)

the Vendors warrant to not undertake any form of share consolidation or reverse share split of the existing share structure of the Purchaser for a period of at least thirty six months from the date hereof;

(i)	the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i) if a corporation, conflict with or result in a breach of or violate any of the terms, conditions or provisions of its respective organizational documents;

(ii)

conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which it is subject, or constitute or result in a default under any agreement, contract, license, permit, or commitment to which it is a party;

(iii) give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract, license or commitment to which it is a party;

(iv)

give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to it which is necessary or desirable in connection with the conduct and operations of its respective business and the ownership or leasing of its respective business assets; or

(v)

constitute a default by it, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of it which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument; and

(i)

neither this Agreement nor any other document, certificate or statement furnished to the Purchaser by or on behalf of any of the Vendors or the Company in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading which would likely affect the decision of the Purchaser to enter into this Agreement;

(j)

this Agreement has been duly authorized, executed and delivered by the Vendors and the Company and is a legal, valid and binding obligation of each of the Vendors and the Company, enforceable against each of the Vendors and/or the Company, as the case may be, by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(k)

as at the execution date of this Agreement, and except as set forth hereinbelow, the Company will not have committed itself to provide any person, firm or corporation with any agreement, option or right, consensual or arising by law, present or future, contingent or absolute, or capable of becoming an agreement, option or right:

(i)

to require it to issue any further or other shares in its share capital, or any other security convertible or exchangeable into shares in its share capital, or to convert or exchange any securities into or for shares in its share capital;

	(ii)	for the issue and allotment of any of the authorized but unissued shares in its share capital;

	(iii)	to require it to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its share capital; or

	(iv)	to purchase or otherwise acquire any shares in its share capital;

(l)

no person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, or option for the purchase or acquisition from the Vendors of any of the Company Stock;

(m)

there are no claims of any nature whatsoever affecting the rights of the Vendors to transfer the Company Stock to the Purchaser and, without limiting the generality of the foregoing, there are no claims or potential claims under any relevant family relations legislation or other equivalent legislation affecting the Company Stock;

(n)	upon completion of the transactions contemplated by this Agreement, all of the Company Stock will be owned by the Purchaser as the beneficial owner of record, with good and marketable title thereto (except for such Encumbrances as may have been granted by the Purchaser);

(o)

the Inventor has transferred to the Company good and marketable title to and possession of 100% of all Web-based software, licenses, proprietary computer code and all other material, technological and/or intellectual property related to the Company’s Business, including the Internet portal located at http://www.the-portal.net and the Company owns and possesses and has clear and marketable title in and to 100% of the Technology as its business assets (the “Business Assets”), and the Technology is free and clear of all actual or threatened liens, charges, options, encumbrances, voting agreements, voting trusts, claims, demands, limitations and restrictions of any nature whatsoever;

(p)

save and except as set forth herein, the Company holds all state and regulatory licenses and permits required for the conduct in the ordinary course of the operations of the Company’s Business and for the uses to which its Business Assets have been put and are in good standing, and such conduct and uses are in compliance with all state and federal laws and regulations, zoning and other by-laws, building and other restrictions, rules, government or private enterprise regulations and ordinances that may be applicable to the Company or through the Company’s use of licenses it relies upon in its business functions, its Business Assets, and neither the execution and delivery of this Agreement nor the completion of the transactions contemplated hereby will give any person or governmental authority or body corporate the right to terminate or cancel any said license or permit or affect such compliance;

(q)

no dividend or other distribution by the Company will be declared, paid or authorized up to and including the Closing Date, and the Company has not conferred upon and has not committed itself to confer upon, or pay to or to the benefit of, any entity, any benefit having monetary value, any bonus or any salary increases except in the normal course of its business;

(r)

save and except as set forth herein, there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge, information and belief of each of the Company and the Vendors, after making due inquiry, threatened against or affecting the Company at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency;

(s)

save and except as set forth herein, the Company is not, nor until or at the Closing Date will it be, in breach of any provision or condition of, nor has it done or omitted anything that, with or without the giving of notice or lapse or both, would constitute a breach of any provision or condition of, or give rise to any right to terminate or cancel or accelerate the maturity of any payment under, any deed of trust, contract, certificate, consent, permit, license or other instrument to which it is a party, by which it is bound or from which it derives benefit, any judgment, decree, order, rule or regulation of any court or governmental authority to which it is subject, or any statute or regulation applicable to it, to an extent that, in the aggregate, has a material adverse effect on it;

(t)	the Company is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it;

(u)

save and except as set forth herein, the Company has not experienced, nor are the Company and the Vendors aware of, any occurrence or event which has had, or might reasonably be expected to have, a materially adverse affect on the Company’s Business or on the results of its operations;

(v)	the Company has not committed to making and until the Closing Date will not make or commit itself to:

	(i)	guarantee, or agree to guarantee, any indebtedness or other obligation of any person or corporation; or

	(ii)	waive or surrender any right of material value;

(w)	until the Closing Date the Company will:

	(i)	maintain its assets and the Technology in a manner consistent with and in compliance with applicable law; and

	(ii)	not enter into any material transaction or assume or incur any material liability outside the normal course of its business without the prior written consent of the Purchaser; and

(x)

the Vendors have no material information or knowledge of any fact not communicated to the Purchaser and relating to the Company or to the Company’s Business or to the Company Stock which, if known to the Purchaser, might reasonably be expected to deter the Purchaser from entering into this Agreement or from completing the transactions contemplated by this Agreement.

6.2                     Representations, Warranties and Covenants by the Vendors respecting the Company Stock and the Purchaser Stock. In order to induce the Purchaser to enter into and consummate this Agreement, the Vendors hereby represent to, warrant to and covenant with the Purchaser, with the intent that the Purchaser will also rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of the Vendors, after having made due inquiry:

(a)

the Vendors have good and marketable title to and are the legal and beneficial owner of all of the Company Stock, and each share of the Company Stock is fully paid and non- assessable and is free and clear of liens, charges, encumbrances, pledges, mortgages, hypothecations, security interests and adverse claims of any and all nature whatsoever and including, without limitation, options, pre-emptive rights and other rights of acquisition in favor of any person, whether conditional or absolute;

(b)	the Vendors have the power and capacity to own and dispose of the Company Stock, and the Company Stock is not subject to any voting or similar arrangement;

(c)

there are no actions, suits, proceedings or investigations (whether or not purportedly against or on behalf of the Vendors or the Company), pending or threatened, which may affect, without limitation, the rights of the Vendors to transfer any of the Company Stock to the Purchaser at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and, without limiting the generality of the foregoing, there are no claims or potential claims under any relevant family relations legislation or other equivalent legislation affecting the Company Stock. In addition, the Vendors are not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(d)	no other person, firm or corporation has any agreement, option or right capable of becoming an agreement for the purchase of any of the Company Stock;

(e)

the Vendors acknowledge that the Purchaser Stock will be issued under certain exemptions from the registration and prospectus filing requirements otherwise applicable under the Securities Act, and that, as a result, the Vendors may be restricted from using most of the remedies that would otherwise be available to the Vendors, the Vendors will not receive information that would otherwise be required to be provided to the Vendors and the Purchaser is relieved from certain obligations that would otherwise apply to the Purchaser, in either case, under applicable securities legislation;

(f)

the Vendors have such knowledge and experience in financial and business matters that the Vendors are capable of evaluating the merits and risks of the prospective investment, and the Vendors have not received, nor have the Vendors requested nor do the Vendors require to receive, any offering memorandum or similar document describing the business and affairs of the Purchaser in order to assist the Vendors in entering into this Agreement and in consummating the transactions contemplated herein;

(g)

the Vendors acknowledge and agree that the Purchaser Stock has not been and will not be qualified or registered under the securities laws of the United States or any other jurisdiction and, as such, the Vendors may be restricted from selling or transferring such Purchaser Stock under applicable law;

(h)

the Vendors are resident in the jurisdiction as set forth under the Vendors’ address in the preamble hereto, and that all negotiations and other acts in furtherance of the execution and delivery of this Agreement by the Vendors in connection with the transactions contemplated herein have taken place and will take place solely in such jurisdiction; and

(i)	the Company Stock has been issued in accordance with all applicable securities and corporate legislation and policies.

6.3                     Additional Representations, Warranties and Covenants by the Company. In order to induce the Purchaser to enter into and consummate this Agreement, the Company hereby represents to, warrants to and covenants with the Purchaser, with the intent that the Purchaser will also rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of the Company, after having made due inquiry:

Corporate Status of the Company

(a)

the Company is a corporation duly and properly organized and validly subsisting under the laws of the State of Texas being the only jurisdiction where it is required to be registered for the purpose of enabling it to carry on its business and own its property as presently carried on and owned;

(b)	the Company has good and sufficient power, authority and right to own or lease its property, to enter into this Agreement and to perform its obligations hereunder;

Options

(c)

no person has any agreement or option or any right or privilege (whether by law, pre- emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Company;

Title to Personal Property and Other Property

(d)

the property and assets of the Company are, and between the date hereof and the Closing Date (as hereinafter determined), will be owned beneficially by the Company with good and marketable title thereto, free and clear of all Encumbrances save as previously disclosed to the Purchaser;

(e)	the Company is the legal and beneficial owner of the Technology, free and clear of all liens, charges, pledges, security interests and claims of others;

Intellectual Property

(f)

the Company has provided the Purchaser with a complete and accurate list of all Intellectual Property owned or used by the Company in carrying on the Company’s Business and all applications therefor and all goodwill connected therewith, including, without limitation, all licenses, registered user agreements and all like rights used by or granted to the Company in connection with the Company’s Business and all right to register or otherwise apply for the protection on any of the foregoing;

(g)

the Intellectual Property comprises all trademarks, trade names, business names, patents, inventions, know-how, copyrights, service marks, brand marks, industrial designs and all other industrial or intellectual property necessary to conduct the Company’s Business;

(h)

the Company is the beneficial owner of the Intellectual Property, free and clear of all Encumbrances, and is not a party to or bound by any contract or other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property;

(i)	no person has been granted any interest in or right to use all or any portion of the Intellectual Property;

(j)

neither the Vendors nor the Company are aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other person by the Company, nor have the Vendors or the Company received any notice that the conduct of the Company’s Business infringes or breaches any industrial or intellectual property rights of any other person, and neither the Vendors nor the Company, after due inquiry, have any knowledge of any infringement or violation of any of their rights or the rights of the Company in the Intellectual Property;

(k)

the conduct of the Company’s Business does not infringe upon the patents, trademarks, licenses, trade names, business names, copyright or other industrial or intellectual property rights, domestic or foreign, of any other person;

Financial Statements

(l)

the Company’s Financial Statements set forth hereto as Schedule “B” have been prepared in accordance with US GAAP, are correct and complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company as at the respective dates of and for the respective periods covered by the Company’s Financial Statements;

(m)

for any period up to the Time of Closing, the Company will not have any debts or liabilities whatsoever (whether accrued, absolute or contingent or otherwise), including any liabilities for federal, state, provincial, sales, excise, income, corporate or any other taxes of the Company except for:

(i)	the debts and liabilities disclosed on, provided for or included in the balance sheet forming a part of the most recent of the Company’s Financial Statements;

(ii)	debts or liabilities disclosed in this Agreement or any Schedule hereto; and

(iii)	liabilities incurred by the Company in the ordinary course of the Company’s Business subsequent to the date of the balance sheet referred to in the Company’s Financial Statements;

Books and Records

(n)

the books and records of the Company fairly and correctly set out and disclose, in all material respects, in accordance with US GAAP, the financial condition of the Company as of the date of this Agreement and all material financial transactions of the Company have been accurately recorded in such books and records;

Corporate Records

(o)

the corporate records and minute books of the Company contain complete and accurate minutes (duly signed by the chairman and/or secretary of the appropriate meeting) of all meetings of the directors and shareholders of the Company since its date of incorporation;

(p)

the share certificate records, the securities register, and the register of directors and officers for the Company are contained in the corporate minute book and are complete and accurate in all respects;

Officers

(q)	the present officers of the Company are as follows:

Name	Position

Kenneth Koepke	President and Chief Executive Officer

Mike Massingill	Chairman

Accuracy of Warranties

(r)

neither this Agreement nor any document, schedule, list, certificate, declaration under oath or written statement now or hereafter furnished by the Vendors or the Company to the Purchaser in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement or representation of a material fact on the part of the Vendors or the Company, or omits or will omit on behalf of the Vendors or the Company to state a material fact necessary to make any such statement or representation therein or herein contained not misleading.

6.4                     Survival of the Representations, Warranties and Covenants by each of the Vendors and the Company. To the extent they have not been fully performed at or prior to the Time of Closing, each and every representation and warranty of the Vendors or the Company contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall:

(a)	be true and correct on and as of the Closing Date with the same force and effect as though made or given on the Closing Date;

(b)	remain in full force and effect notwithstanding any investigations conducted by or on behalf of the Purchaser;

(c)

survive the completion of the transactions contemplated by this Agreement until the second anniversary of the Closing Date and shall continue in full force and effect except that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law; and

(d)

to the extent they have not been fully performed at or prior to the Time of Closing, each and every covenant of the Vendors contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Purchaser.

Article 7
REPRESENTATIONS, WARRANTIES AND COVENANTS BY THE PURCHASER

7.1                     Warranties, Representations and Covenants by the Purchaser. In order to induce the Vendors and the Company to enter into and consummate this Agreement, the Purchaser hereby warrants to, represents to and covenants with each of the Vendors and the Company, with the intent that each of the Vendors and the Company will rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of the Purchaser, after having made due inquiry:

Corporate Status of the Purchaser

(a)

the Purchaser is a corporation duly and properly incorporated, organized and validly subsisting under the laws of the State of Nevada, such state being the only jurisdiction where it is required to be registered for the purpose of enabling it to carry on its business and own its property as presently carried on and owned;

(b)

the Purchaser has the requisite power, authority and capacity to own and use all of its business assets and to carry on its business as presently conducted by it, to enter into this Agreement and to perform its obligations hereunder;

(c)

the Purchaser holds all licenses and permits required for the conduct in the ordinary course of the operations of its business and for the uses to which its business assets have been put and are in good standing, and such conduct and uses are in compliance with all laws, zoning and other by-laws, building and other restrictions, rules, regulations and ordinances applicable to the Purchaser, and neither the execution and delivery of this Agreement nor the completion of the transactions contemplated hereby will give any person the right to terminate or cancel any said license or permit or affect such compliance;

Authorization

(d)

this Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser, as the case may be, by the Vendors and/or the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

Share Capital

(e)

the authorized capital of the Purchaser consists of 250,000,000 common shares with a par value of $0.001 per share and 100,000,000 preferred shares with a par value of $0.001 per preferred share of which:

	(i)	40,000,000 common shares of the Purchaser will be issued and outstanding as fully paid and non-assessable as of the Closing Date;

	(ii)	immediately prior to Closing, 4,600,000 series A preferred shares of the Purchaser will be issued and outstanding as fully paid and non-assessable; and

	(iii)	immediately prior to Closing, 18,258,527 Series B Preferred Shares will be issued and outstanding as fully paid and non-assessable, however, such Series B Preferred Shares are to be deemed cancelled by the majority of the holders of such series B preferred shares by execution of the Series B Resolution set forth hereto as Schedule “K”, such that there shall be no outstanding Series B Preferred Shares at Closing;

(f)

all of the issued and outstanding shares of common stock of the Purchaser are listed and posted for trading on the OTCBB, and the Purchaser shall not be in material default of any of its listing requirements of the OTCBB or any rules or policies of the Commission;

(g)

the Purchaser will allot and issue the Purchaser Stock on the Closing Date in accordance with sections “2.2”, “2.3” and “2.5” hereinabove, and such Purchaser Stock, when issued, shall be duly authorized, fully paid and non-assessable in the capital of the Purchaser, free and clear of all actual or threatened liens, charges, security interests, options, encumbrances, voting agreements, voting trusts, demands, limitations and restrictions of any nature whatsoever, other than hold periods or other restrictions imposed under applicable securities legislation or by securities regulatory authorities and the escrow provisions provided for in section “2.2” and more fully set out in the Escrow Agreement attached as Schedule “G”;

(h)	up to and including the Closing Date the Purchaser will not commit itself to:

	(i)	redeem or acquire any shares in its share capital;

	(ii)	declare or pay any dividend;

	(iii)	make any reduction in or otherwise make any payment on account of its paid-up capital; or

	(iv)	effect any subdivision, or reclassification of any of its share capital except to effect the cancellation of the Series B Preferred Shares as detailed in section in Article 4 hereinabove;

Options

(i)

save and except as set forth herein, up to and including the Closing Date, the Purchaser will not commit itself to provide any person, firm or corporation with any agreement, option or right, consensual or arising by law, present or future, contingent or absolute, or capable of becoming an agreement, option or right:

(i)

to require it to issue any further or other shares in its share capital, or any other security convertible or exchangeable into shares in its share capital, or to convert or exchange any securities into or for shares in its share capital;

	(ii)	for the issue and allotment of any of the authorized but unissued shares in its share capital;

	(iii)	to require it to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its share capital; or

	(iv)	to purchase or otherwise acquire any shares in its share capital;

Directors and Officers

(j)	the present directors and officers of the Purchaser are as follows:

Name	Position

Sacha Spindler	Chairman, Chief Executive Officer and Director

Rahul Gandhi	Chief Financial Officer

Soumitra Sen	President and Chief Operating Officer

Justin Perryman	Director

(k)

the Purchaser will appoint the directors of the Company as directors of the Purchaser and the incumbent directors shall resign as directors of the Purchaser, together with the appointment of not less than three nominees of the Company as executive officers of the Purchaser, at Closing with such appointees or nominees to be determined and prior to Closing, all subject to any applicable schedules that may need to be filed with the Commission prior to any directors being formally appointed;

Taxes

(l)

the Purchaser has not filed all tax returns that it was required to file under applicable laws and regulations. All such tax returns, if any were filed, were correct and complete in all respects. Neither Purchaser nor any of its subsidiaries currently is the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where Purchaser does not file tax returns that Purchaser is or may be subject to taxation by that jurisdiction. There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of Purchaser or any of its subsidiaries;

(m)

no foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to Purchaser. Purchaser has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Purchaser has not filed tax returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against Purchaser. Purchaser has delivered to Vendors correct and complete copies of all income tax returns filed, if any, and all examination reports, and statements of deficiencies assessed against or agreed to by Purchaser or any of its subsidiaries that have been received;

No Conflicts; Consents

(n)

the execution and delivery by Purchaser of this Agreement, does not, and the consummation of the Takeover and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon any of the properties or assets of Purchaser under, any provision of (i) the Purchaser Charter or Bylaws, (ii) any material contract to which Purchaser is a party or by which any of its properties or assets is bound or (iii) any material judgment or material law applicable to Purchaser or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an Purchaser Material Adverse Effect;

(o)

no consent of, or registration, declaration or filing with, or permit from, any governmental entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Takeover, except for the filing of Articles of Exchange with the Nevada Secretary of State, if required, and the filing of a current report on Form 8-K with the Commission detailing the transactions contemplated hereby;

Commission Documents; Undisclosed Liabilities

(p)

Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by Purchaser with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing, including filings incorporated by reference therein, the “Purchaser Commission Documents”);

(q)

all registration statements, reports and proxy statements filed by the Purchaser with the Commission, and all registration statements, reports and proxy statements required to be filed by the Purchaser with the Commission, have been filed by the Purchaser under the Securities Act or the Exchange Act, were filed in all material respects in accordance with the requirements of the Securities Act or the Exchange Act and the rules and regulations thereunder and no such registration statements, reports or proxy statements contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(r)

except as set forth in the Purchaser Commission Documents, Purchaser has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by US GAAP to be set forth on a balance sheet of Purchaser or in the notes thereto that are not so set forth. As of the date hereof and up to the Time of Closing, the Purchaser will not have any debts or liabilities whatsoever (whether accrued, absolute, contingent or otherwise), including any liabilities for federal, state, provincial, sales, excise, income, corporate or any other taxes of the Purchaser except for:

(i)	the debts and liabilities disclosed on, provided for or included in the Purchaser Commission Documents;

(ii)	debts or liabilities disclosed in this Agreement or any Schedule hereto; and

(iii)

liabilities incurred by the Purchaser in the ordinary course of business and in relation to this Agreement subsequent to the date of the most recent balance sheet referred to in the Purchaser Commission Documents;

(s)	the Purchaser’s accounts payable, shall be no greater than $175,000 at the Closing Date, except for any costs incurred by the Purchaser in completing the purchase and sale contemplated hereby;

Books and Records

(t)

the books and records of the Purchaser fairly and correctly set out and disclose, in all material respects, in accordance with US GAAP, the financial condition of the Purchaser as of the date of this Agreement and all material financial transactions of the Purchaser have been accurately recorded in such books and records;

Litigation

(u)

except as disclosed in the Purchaser Commission Documents, there is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Purchaser, any subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign) (collectively, a “Regulatory Authority”), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of either this Agreement or the Purchaser Stock or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Purchaser Material Adverse Effect. Neither the Purchaser nor any director or officer thereof (in his capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty;

Real, Personal and Intellectual Property

(v)	Purchaser does not own any real property. Purchaser has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business;

(w)

there are no claims pending or, to the knowledge of Purchaser, threatened that Purchaser is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property right;

Labor Matters

(x)	there are no collective bargaining or other labor union agreements to which Purchaser is a party or by which it is bound;

Certain Registration Matters

(y)	except as specified in the Purchaser Commission Documents, Purchaser has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Purchaser registered with the Commission or any other governmental authority that have not been satisfied;

Full Disclosure

(z)

the Purchaser has no information or knowledge of any fact not communicated to the Vendors and the Company and relating to the Purchaser or to the Purchaser’s business or to its issued and outstanding securities which, if known to the Vendors and/or the Company, might reasonably be expected to deter the Vendors and/or the Company from entering into this Agreement or from completing the transactions contemplated by this Agreement;

Accuracy of Warranties

(aa)

neither this Agreement nor any document, schedule, list, certificate, declaration under oath or written statement now or hereafter furnished by the Purchaser to the Vendors or the Company in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement or representation of a material fact on the part of the Purchaser, or omits or will omit on behalf of the Purchaser to state a material fact necessary to make any such statement or representation therein or herein contained not misleading;

General

(bb)

no dividend or other distribution by the Purchaser has been made, declared or authorized since its incorporation, nor will any be declared, paid or authorized up to and including the Closing Date, and the Purchaser will not commit itself to confer upon, or pay to or to the benefit of, any entity, any benefit having monetary value, any bonus or any salary increases except in the normal course of its business;

(cc)	the Purchaser is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it;

(dd)

the Purchaser has not experienced, nor is the Purchaser aware of, any occurrence or event which has had, or might reasonably be expected to have, a materially adverse affect on the Purchaser’s business or on the results of its operations;

(ee)

the Purchaser is not, nor until or at the Closing Date will it be, in breach of any provision or condition of, nor has it done or omitted anything that, with or without the giving of notice or lapse or both, would constitute a breach of any provision or condition of, or give rise to any right to terminate or cancel or accelerate the maturity of any payment under, any deed of trust, contract, certificate, consent, permit, license or other instrument to which it is a party, by which it is bound or from which it derives benefit, any judgment, decree, order, rule or regulation of any court or governmental authority to which it is subject, or any statute or regulation applicable to it, to an extent that, in the aggregate, has a material adverse affect on it;

(ff)	the Purchaser has not committed to making and until the Closing Date will not make or commit itself to:

(i) guarantee, or agree to guarantee, any indebtedness or other obligation of any person or corporation; or

(ii)	waive or surrender any right of material value;

(gg)	the making of this Agreement, the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

	(i)	conflict with or result in a breach of or violate any of the terms, conditions or provisions of the constituting documents of the Purchaser;

(ii)

conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Purchaser is subject, or constitute or result in a default under any agreement, contract or commitment to which the Purchaser is a party;

	(iii)	give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which the Purchaser is a party;

(iv)

give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to the Purchaser which is necessary or desirable in connection with the conduct and operations of its business and the ownership or leasing of its business assets; or

(v)

constitute a default by the Purchaser or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of the Purchaser which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument.

7.2                     Survival of the Representations, Warranties and Covenants by the Purchaser. To the extent they have not been fully performed at or prior to the Time of Closing, each representation and warranty of the Purchaser contained in this Agreement or in any document, instrument, certificate or undertaking given pursuant hereto shall:

(a)	be true and correct on and as of the Closing Date with the same force and effect as though made or given on the Closing Date;

(b)	remain in full force and effect notwithstanding any investigations conducted by or on behalf of the Company and/or Vendors, and

(c)

survive the completion of the transactions contemplated by this Agreement until the second anniversary of the Closing Date and shall continue in full force and effect for the benefit of the Vendors and the Company during that period, except that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

(d)

to the extent they have not been fully performed at or prior to the Time of Closing, each and every covenant of the Purchaser contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendors and the Company.

Article 8
CONDITIONS PRECEDENT TO CLOSING

8.1                     Parties’ Conditions Precedent prior to the Closing Date. All of the rights, duties and obligations of each of the Parties hereto under this Agreement are subject to the following conditions precedent for the exclusive benefit of each of the Parties to be fulfilled in all material aspects in the reasonable opinion of each of the Parties or to be waived by each or any of the Parties, as the case may be, as soon as possible after the Execution Date; however, unless specifically indicated as otherwise, not later than the Time of Closing:

(a)

the specific ratification of the terms and conditions of this Agreement by the Board of Directors of the Purchaser within five business days of the due and complete execution of this Agreement by each of the Parties hereto (the “Purchaser’s Ratification”);

(b)

the completion by the Purchaser of an initial due diligence and operations review of the Company’s Business and operations within thirty (30) calendar days after the Purchaser’s Ratification (the “Purchaser’s Initial Due Diligence”);

(c)

shareholders of the Purchaser passing an ordinary resolution or, where required, a special resolution, approving, if required, any transactions contemplated hereby, and the Purchaser sending all required notice to the Purchaser’s shareholders in connection therewith, or, in the alternative and if allowable in accordance with applicable corporate and securities laws, and if required, shareholders of the Purchaser holding over fifty percent (50%) of the issued shares of the Purchaser providing written consent resolutions evidencing their approval to any transactions contemplated hereunder;

(d)	the Purchaser shall take all action necessary to cause the divestiture of PBVI and PSP, its wholly owned subsidiaries; and

(e)	the Schedules forming a part of this Agreement shall be fully completed and delivered to all Parties.

8.2                     Parties’ Waiver of Conditions Precedent. The conditions precedent set forth in section “8.1” hereinabove are for the exclusive benefit of each of the Parties hereto and may be waived by each of the Parties in writing and in whole or in part at or prior to the Time of Closing.

8.3                     The Vendors’ and the Company’s Conditions Precedent. The acquisition of the Company Stock is subject to the following terms and conditions for the exclusive benefit of the Vendors and the Company, to be fulfilled or performed at or prior to the Time of Closing:

(a)

the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time;

(b)

all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing shall have been complied with or performed in all material respects;

(c)

there shall have been obtained, from all appropriate federal, provincial, municipal or other governmental or administrative bodies, such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required by law, if any, to be obtained by the Purchaser to permit the issuance and delivery of the Purchaser Stock to the Vendors contemplated hereby;

(d)

all matters which, in the opinion of counsel for the Company and the Vendors, are material in connection with the transactions contemplated by this Agreement, which shall be subject to the favorable opinion of such counsel, and all relevant records and information shall be supplied to such counsel for the purpose of rendering such opinion;

(e)	no legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the acquisition of the Company Stock contemplated hereby;

(f)

the Purchaser shall have delivered a letter of resignation from Mr. Soumitra Sam Sen from the positions of President and Chief Operating Officer of the Purchaser, from Mr. Rahul Gandhi from the positions of Chief Financial Officer and Secretary and Treasurer of the Purchaser, Mr. Sacha Spindler from the positions of Chairman, Chief Executive Officer and Director of the Purchaser and Mr. Justin Perryman from the position of Director of the Purchaser, effective upon the Closing;

(g)

the Purchaser shall have delivered evidence of the due appointment of Kenneth Koepke as the Chairman of the Board of Directors and Chief Executive Officer of the Purchaser, Mike Massingill as President, Chief Technology Officer, and a director of the Purchaser, and Justin Perryman as the General Counsel of the Purchaser effective upon the Closing;

(h)

on or prior to the Closing, the Purchaser shall take all action necessary to (i) cause the number of directors that will comprise the full Board of Directors of the Purchaser effective as of immediately following the Closing to be fixed at three, (ii) cause the Board of Directors of the Purchaser effective as of immediately following the Closing to consist of (A) two members affiliated with the Company, and (B) one independent director, and (iii) cause the individuals identified or designated pursuant to subclause (A) and (B) of the preceding clauses (iv) to be appointed to the Board of Directors of the Purchaser effective as of immediately following the Closing;

(i)

on or prior to the Closing, the Purchaser shall take all action necessary to cause the majority of the holders of the Series B Preferred Shares to execute the Series B Resolution attached hereto as Schedule “K”;

(j)	the Purchaser will, for a period of at least thirty calendar days prior to the Closing Date, during normal business hours:

(i)

make available for inspection by the solicitors, auditors and representatives of the Company and the Vendors, at such location as is appropriate, all of the Purchaser’s books, records, contracts, documents, correspondence and other written materials, and afford such persons every reasonable opportunity to make copies thereof and take extracts therefrom at the sole cost of the Company and the Vendors, provided such persons do not unduly interfere in the operations of the Purchaser;

(ii)

authorize and permit such persons at the risk and the sole cost of the Company and the Vendors, and only if such persons do not unduly interfere in the operations of the Purchaser, to attend at all of its places of business and operations operations to observe the conduct of its business and operations, inspect its properties and assets and make physical counts of its inventories, shipments and deliveries; and

(iii)

require the Purchaser’s management personnel to respond to all reasonable inquiries concerning the Purchaser’s business assets or the conduct of its business relating to its liabilities and obligations;

(k)

completion by the Company and the Vendors, and by the Company’s and the Vendors’ professional advisors, of a thorough due diligence and operations review of both the business and operations of the Purchaser; and

(l)	the Purchaser will file all tax returns required to be filed by law and pay any tax, interest, or penalties imposed for the delay or failure to file such returns and pay any tax due thereunder.

                         If any of the conditions contained in this section 8.3 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendors and the Company, acting reasonably, the Vendors and/or the Company may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendors, the Company and the Purchaser under this Agreement, other than the obligations contained in Article 11 hereinbelow, shall be terminated, provided that the Vendors and the Company may also bring an action pursuant to Article 10 against the Purchaser for damages suffered by the Vendors and/or the Company where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Purchaser. Any such condition may be waived in whole or in part by the Vendors and the Company in writing without prejudice to any claims it may have for breach of covenant, representation or warranty.

8.4                     Purchaser’s Conditions Precedent prior to the Closing Date. The acquisition of the Company Stock is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the Time of Closing:

(a)

the representations and warranties of the Vendors and the Company contained in this Agreement shall be true and correct at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time;

(b)

all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendors and the Company at or before the Time of Closing shall have been complied with or performed in all material respects;

(c)

there shall have been obtained, from all appropriate federal, provincial, municipal or other governmental or administrative bodies, such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained, if any, by the Vendors and the Company to permit the change of ownership of the Company Stock contemplated hereby;

(d)

there shall have been no material adverse changes in the condition (financial or otherwise), assets, liabilities, operations, earnings, the Company’s Business or prospects of the Company since the date of the Company’s Financial Statements;

(f)	no action or proceeding at law or in equity shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(i)	the purchase or transfer of any of the Company Stock contemplated by this Agreement or the right of the Company or the Vendors to dispose of any of the Company Stock; or

(ii)	the right of the Company to conduct its operations and carry on, in the normal course, its business and operations as it has carried on in the past;

(g)

no material damage by fire or other hazard to the whole or any material part of the property or assets of the Company, or any of its subsidiaries, shall have occurred from the date hereof to the Time of Closing;

(h)

all matters which, in the opinion of counsel for the Purchaser, are material in connection with the transactions contemplated by this Agreement, which shall be subject to the favorable opinion of such counsel, and all relevant records and information shall be supplied to such counsel for the purpose of rendering such opinion;

(i)	delivery to the Purchaser by the Company and the Vendors, on a confidential basis, of the following documentation and information:

(i) a copy of all material contracts, agreements, reports and information of any nature respecting the Company, its assets and the Company’s Business; and

(ii)

details of any lawsuits, claims or potential claims relating to the Company, its assets, the Company’s Business or the Purchaser Shares of which either the Company or the Vendors is aware and the Purchaser is unaware;

(j)	the Company and the Vendors will cause the Company, for a period of at least thirty calendar days prior to the Closing Date, during normal business hours, to:

(i)

make available for inspection by the solicitors, auditors and representatives of the Purchaser, at such location as is appropriate, the Company’s books, records, contracts, documents, correspondence and other written materials, and afford such persons every reasonable opportunity to make copies thereof and take extracts therefrom at the sole cost of the Purchaser, provided such persons do not unduly interfere in the operations of the Company;

(ii)

authorize and permit such persons at the risk and the sole cost of the Purchaser, and only if such persons do not unduly interfere in the operations of the Company, to attend at all of its places of business and operations to observe the conduct of its business and operations, inspect its assets and make physical counts of its inventories, shipments and deliveries; and

(iii)

require the Company’s management personnel to respond to all reasonable inquiries concerning the Company’s Business, its assets or the conduct of its business relating to its liabilities and obligations;

(k)

the delivery by the Company and Vendors to the Purchaser of an opinion of legal counsel for the Company, in a form satisfactory to the Purchaser’s solicitors, dated as at the date of delivery, to the effect that:

(i)

the Company is a corporation duly incorporated under the laws of its respective jurisdiction of incorporation, is validly existing and is in good standing with respect to all statutory filings required by the applicable corporate laws;

(ii)	the Company has the requisite power, authority and capacity to own and use all of its assets and to carry on its business as presently conducted by it;

(iii)	the Company, as the legal and beneficial owner of all of its assets and intellectual properties, holds all of the assets free and clear of all liens, charges and claims of others;

(iv)

the number of authorized and issued shares in the share capital of the Company are as warranted by the Company and the Vendors, and all of such issued shares are duly authorized, validly issued and outstanding as fully paid and non- assessable;

(v)

all necessary steps and corporate proceedings have been taken by the Company and the Vendors to permit the Purchased Shares to be duly and validly transferred to and registered in the name of the Purchaser as at the Closing Date;

(vi)

based on actual knowledge and belief, such solicitors know of no claims, judgments, actions, suits, litigation, proceedings or investigations, actual, pending or threatened, against either the Company or the Vendors which might materially affect either the Company, its assets or the Company’s Business or which could result in any material liability to either of the Company, its assets or the Company’s Business; and

(vii)

as to all other legal matters of a like nature pertaining to the Vendors, the Company, its assets, the Company’s Business and to the transactions contemplated hereby as the Purchaser or the Purchaser’s solicitors may reasonably require;

(l)

completion by the Purchaser and by the Purchaser’s professional advisors of a thorough due diligence and operations review of both the business and operations of the Company together with the transferability of the Purchased Shares as contemplated by this Agreement;

(m)	delivery to the Purchaser of the Company’s Financial Statements, which shall be prepared in accordance with US GAAP;

(n)

the Company and the Vendors will also deliver, or caused to be delivered to the Purchaser prior to the Closing Date, a business plan respecting the Company’s Business and assets together with such corporate and asset status reports and/or opinions respecting the Company’s Business and assets, as may be required by either the Purchaser or any Regulatory Authority, prepared, at a minimum, in accordance with the applicable rules and reporting guidelines of the Commission; and

(o)

upon execution of this Agreement, the Company and the Vendors will deliver to GTV a certified bank draft or bank wire transfer in the amount of US$75,000.00 made payable to “Jensen Lunny MacInnes Law Corporation in Trust”, for the beneficial interest of GT Venture Management AG – client file #4240.

                         If any of the conditions contained in this section 8.4 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendors and the Company, terminate this Agreement and the obligations of the Vendors, the Company and the Purchaser under this Agreement, other than the obligations set forth in Article 11, shall be terminated, provided that the Purchaser may also bring an action pursuant to Article 10 against the Vendors and/or the Company for damages suffered by the Purchaser where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or warranty by the

Vendors or the Company. Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

Article 9
CLOSING AND EVENTS OF CLOSING

9.1                     Closing and Closing Date. The closing (the “Closing”) of the purchase and delivery of the Company Stock together with all of the transactions contemplated by this Agreement shall occur on the day which is five calendar days following the satisfaction of all of the conditions precedent which are set out in Article “8” hereinabove (the “Closing Date”), or on such earlier or later Closing Date as may be agreed to in advance and in writing by each of the Parties hereto. Closing shall take place at the offices of solicitors for the Purchaser, Jensen Lunny MacInnes Law Corporation, located at Suite 2550, 555 West Hastings Street, Vancouver, British Columbia, V6B 4N5, at 2:00 p.m. (Vancouver time) on the Closing Date. The Closing may also take place by the exchange of documents electronically, by facsimile, or by mail.

9.2                     Latest Closing Date. If the Closing Date has not occurred by September 30, 2009, this Agreement will be terminated and unenforceable unless the Parties hereto agree in writing to grant an extension of the Closing Date.

9.3                     Documents to be delivered by the Company and the Vendors prior to the Closing Date. Not later than two calendar days prior to the Closing Date, and in addition to the documentation which is required by the agreements and conditions precedent which are set forth hereinabove, the Company and the Vendors shall also execute and deliver or cause to be delivered all such other documents, resolutions and instruments as may be necessary, in the opinion of counsel for the Purchaser, acting reasonably, to transfer all of the Company Stock to the Purchaser free and clear of all liens, charges and encumbrances, and in particular including, but not being limited to:

(a)

all documentation as may be necessary and as may be required by the solicitors for the Purchaser, acting reasonably, to ensure that all shares of the Company Stock have been transferred, assigned and are registrable in the name of and for the benefit of the Purchaser under all applicable corporate and securities laws;

(b)

certificates representing the Company Stock registered in the name of the Vendors, duly endorsed for transfer to the Purchaser or irrevocable stock powers transferring the Company Stock to the Purchaser;

(c)	a certificate representing the Company Stock registered in the name of the Purchaser;

(d)	a certified copy of the resolutions of the directors (and of the Vendors and shareholders, if necessary) of the Company authorizing the transfer by the Vendors to the Purchaser of the Company Stock;

(e)

a copy of all corporate records and books of account of the Company and including, without limiting the generality of the foregoing, a copy of all minute books, share register books, share certificate books and annual reports of the Company;

(f)	all necessary consents and approvals in writing to the completion of the transactions contemplated herein;

(g)

a certificate of an officer of the Company, dated as of the Closing Date, acceptable in form to the solicitors for the Purchaser, acting reasonably, certifying that the warranties, representations, covenants and agreements of the Company and the Vendors contained in this Agreement are true and correct in all respects and will be true and correct as of the Closing Date as if made by the Company and the Vendors on the Closing Date;

(h)

an opinion of counsel to the Company and the Vendors, dated as at the Closing Date, and addressed to the Purchaser and its counsel, in form and substance satisfactory to the Purchaser’s counsel, acting reasonably, and including the following:

	(i)	the due incorporation, existence and standing of the Company and its qualification to carry on business;

	(ii)	the authorized and issued capital of the Company;

	(iii)	that all Company Stock has been duly authorized and issued and is fully paid and non-assessable;

	(iv)	all necessary steps and proceedings have been taken in connection with the execution, delivery and performance of this Agreement and the transactions contemplated herein; and

	(v)	that the Purchaser Stock has been duly issued to and registered in the name of the Vendors in compliance with all applicable corporate and securities laws;

(i)	consents to act or other documents as may be required in connection with the appointment of any nominee or nominees of the Company and the Vendors to the Board of Directors of the Purchaser;

(j)	an escrow agreement detailing the milestone achievements to be met by the Company and the Vendors prior to distributions being made of the Shares; and,

(k)	all such other documents and instruments as the Purchaser’s solicitors may reasonably require.

9.4                     Documents to be delivered by the Purchaser prior to the Closing Date. Not later than two calendar days prior to the Closing Date, and in addition to the documentation which is required by the agreements and conditions precedent which are set forth hereinabove, the Purchaser shall also execute and deliver or cause to be delivered all such documents, resolutions and instruments as are necessary, in the opinion of counsel for the Company and the Vendors, acting reasonably, to effectively accept the transfer to the Purchaser of all right, entitlement and interest in and to the Company Stock free and clear of all liens, charges and encumbrances, and in particular including, but not being limited to:

(a)

if required, a certified copy of an ordinary or special resolution of the shareholders of the Purchaser approving the terms and conditions of this Agreement and the transactions contemplated hereby or, in the alternative, shareholders of the Purchaser holding over 50% of the issued shares of the Purchaser providing written consent resolutions evidencing their approval to the terms and conditions of this Agreement;

(b)

a certified copy of the resolutions of the directors of the Purchaser providing for the approval of all of the transactions contemplated hereby and including, without limitation, each of the matters provided for in paragraph “8.1(d)” hereinabove;

(c)

an executed treasury order of the Purchaser providing for all of the Purchaser Stock in the names of the Vendors in accordance with sections “2.2” and “2.3” hereinabove and the fully transferred Super Voting Shares into the names of the Inventor and the Co-Founder in accordance with sections “2.2” and “2.4” hereinabove;

(d)	all necessary consents and approvals in writing to the completion of the transactions contemplated herein;

(e)

a certificate of an officer of the Purchaser, dated as of the Closing Date, acceptable in form to the legal counsel for the Company and the Vendors, acting reasonably, certifying that the warranties, representations, covenants and agreements of the Purchaser contained in this Agreement are true and correct and will be true and correct as of the Closing Date as if made by the Purchaser on the Closing Date;

(f)	the resignations in writing of such of the existing directors and officers of the Purchaser as may be requested by management for the Company;

(g)

a certified copy of the resolutions of the directors of the Purchaser accepting the resignations of such of the existing directors and officers of the Purchaser as may be requested by management for the Company and, in addition, appointing such persons as officers and members of the Board of Directors of the Company as the Company and the Vendors may so determine in writing, from time to time, in their sole and absolute discretion, prior to the Closing Date;

(h)

an opinion of counsel to the Purchaser, dated as at the Closing Date, and addressed to the Company, the Vendors and their respective counsel, in form and substance satisfactory to the Company’s and the Vendors’ respective counsel, acting reasonably, and including the following:

(i) the due incorporation, existence and standing of the Purchaser and its qualification to carry on business;

(ii) the authorized and issued capital of the Purchaser (relying on a certificate of the registrar and Transfer Agent of the Purchaser as to the number of securities issued);

(iii) all necessary steps and proceedings have been taken in connection with the execution, delivery and performance of this Agreement and the transactions contemplated herein; and

(iv)

the due issuance of the Purchaser Stock as fully paid and non-assessable and having been issued in accordance with an applicable registration and prospectus exemption available under the Securities Act; and

(i)	evidence reasonably satisfactory of the termination of all management and services contracts shall be furnished to the Company, the Vendors, and their respective legal counsel;

(j)	evidence reasonably satisfactory of the cancellation of the Series B Preferred Shares shall be furnished to the Company, the Vendors, and their respective legal counsel; and

(k)	all such other documents and instruments as the Company’s and the Vendors’ respective legal counsel may reasonably require.

Article 10
INDEMNIFICATION AND LEGAL PROCEEDINGS

10.1                     Indemnification. The Parties hereto agree to indemnify and save harmless the other Parties hereto and including, where applicable, their respective affiliates, directors, officers, employees and agents (each such party being an “Indemnified Party”) harmless from and against and agree to be liable for any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind, including any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject due to a breach or failure to comply with an obligation by a Party under the terms and conditions of this Agreement.

10.2                     No Indemnification. This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a court of competent jurisdiction in a final judgment shall determine that the Indemnified Party was grossly negligent or guilty of willful misconduct.

10.3                     Claim of Indemnification. The Parties hereto agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

10.4                     Notice of Claim. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against any of the Parties hereto, the Indemnified Party will give the relevant Party hereto prompt written notice of any such action of which the Indemnified Party has knowledge and such Party will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt consulting of counsel acceptable to the Indemnified Party affected and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve any Party hereto of such Party’s obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by any Party hereto of substantive rights or defenses.

10.5                     Settlement. No admission of liability and no settlement of any action shall be made without the consent of each of the Parties hereto and the consent of the Indemnified Party affected, such consent not to be unreasonably withheld.

10.6                     Legal Proceedings. Notwithstanding that the relevant Party hereto will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)	such counsel has been authorized by the relevant Party hereto;

(b)	the relevant Party hereto has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c)	any Party hereto and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between any Party hereto and the Indemnified Party; or

(d)	there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to any Party hereto.

10.7                     Contribution. If for any reason other than the gross negligence or bad faith of the Indemnified Party being the primary cause of the loss claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to the Indemnified Party or insufficient to hold them harmless, the relevant Party hereto shall contribute to the amount paid or payable by the Indemnified Party as a result of any and all such losses, claim, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by any Party hereto on the one hand and the Indemnified Party on the other, but also the relative fault of the Parties and other equitable considerations which may be relevant.

10.8                     Indemnification by GTV and Spindler. GTV and Spindler jointly and severally agree to indemnify the Company, the Vendors and the Purchaser from damages resulting from any claims or liabilities that may arise as a result of the former operations of the Purchaser or the breach of any covenant, representation or warranty herein by the Purchaser (“Previous Liabilities”) up to the amount of one million dollars ($1,000,000) (the “Maximum Indemnity”). In order to provide recourse for such indemnity, five million (5,000,000) shares of the Purchaser under the control of GTV and Spindler (the “Indemnification Shares”) shall be transferred to a designee of the Company (the “Escrow Agent”) to be held in escrow. Upon notification to GTV or Spindler of a Previous Liability, GTV or Spindler shall pay or reimburse the Company, the Purchaser, or the Vendors directly for such Previous Liability within five (5) days of such notification up to the amount of the Maximum Indemnity. If GTV or Spindler fail to pay such Previous Liability, then the amount of the Previous Liability shall be deemed to increase by twenty five percent (25%), and upon instruction from the Company, the Vendors or the Purchaser, the Escrow Agent shall sell an amount of stock equal to one hundred twenty five percent (125%) of the Previous Liability in satisfaction of the same, up to the full 5,000,000 shares held in escrow and transfer the proceeds of such sale to the Company, the Vendors or the Purchaser, as the case may be. The escrow provisions of this article shall terminate upon the earlier of: (i) payment to the Company in cash of the Maximum Indemnity minus any previous indemnification payments made pursuant to this article; or (ii) two (2) years from the Closing Date. Upon termination of the escrow provisions of this article, any remaining Indemnification Shares shall be released to GTV, Spindler, or to such other party as they may direct.

10.9                     Waiver of Conflict of Interest. The Purchaser, the Company and the Vendors acknowledge that Justin D. Perryman is a director of the Purchaser and is legal counsel for the Company, and that therefore a conflict of interest exists for Mr. Perryman. The Company and the Purchaser have engaged independent legal counsel in connection with the transactions contemplated hereby, and the Purchaser and the Company waive any claims relating to Mr. Perryman’s conflict of interest. The Purchaser and Company have been advised by independent legal counsel regarding such waiver and the legal consequences thereof.

Article 11
DUE DILIGENCE AND NON-DISCLOSURE

11.1                     Due Diligence. Each of the Parties shall forthwith conduct such further due diligence examination of the other Parties as it deems appropriate.

11.2                     Confidentiality. Each Party may in a reasonable manner carry out such investigations and due diligence as to the other Parties, at all times subject to the confidentiality provisions hereinbelow, as each Party deems necessary. In that regard, the Parties agree that each shall have full and complete access to the other Parties’ books, records, financial statements and other documents, articles of incorporation, by-laws, minutes of Board of Directors’ meetings and its committees, investment agreements, material contracts and as well such other documents and materials as the Vendors, the Company or the Purchaser, or their respective solicitors, may deem reasonable and necessary to conduct an adequate due diligence investigation of each Party, its respective operations and financial condition prior to the Closing Date.

11.3                     Non-Disclosure. Subject to the provisions hereinbelow, the Parties, for themselves, their officers, directors, shareholders, consultants, employees and agents agree that they each will not disseminate or disclose, or knowingly allow, permit or cause others to disseminate or disclose to third parties who are not subject to express or implied covenants of confidentiality, without the other Parties’ express written consent, either: (i) the fact or existence of this Agreement or discussions and/or negotiations between them involving, inter alia, possible business transactions; (ii) the possible substance or content of those discussions; (iii) the possible terms and conditions of any proposed transaction; (iv) any statements or representations (whether verbal or written) made by either Party in the course of or in connection with those discussions; or (v) any written material generated by or on behalf of any Party and such contacts, other than such disclosure as may be required under applicable securities legislation or regulations, pursuant to any order of a court or on a “need to know” basis to each of the Parties’ respective professional advisors.

11.4                     Public Announcements. Notwithstanding the provisions of this Article, the Parties agree to make such public announcements of this Agreement promptly upon its execution in accordance with the requirements of applicable securities legislation and regulations.

Article 12
ASSIGNMENT AND AMENDMENT

12.1                     Assignment. Save and except as provided herein, no Party may sell, assign, pledge or mortgage or otherwise encumber all or any part of its interest herein without the prior written consent of all of the other Parties hereto.

12.2                     Amendment. This Agreement and any provision thereof may only be amended in writing and only by duly authorized signatories of each of the respective Parties hereto.

Article 13
FORCE MAJEURE

13.1                     Events. If any Party hereto is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

13.2                     Notice. A Party shall, within seven calendar days, give notice to the other Parties of each event of force majeure under section “13.1” hereinabove, and upon cessation of such event shall furnish the other Parties with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Article 14
ARBITRATION

14.1                     Matters for Arbitration. The Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof.

14.2                     Notice. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than two calendar days’ prior written notice of its intention to do so to the other

Parties together with particulars of the matter in dispute. On the expiration of such two calendar days the Party who gave such notice may proceed to refer the dispute to arbitration as provided in section “14.3” hereinbelow.

14.3                     Appointments. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Parties of such appointment, and the other Parties shall, within two calendar days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five calendar days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairperson of the arbitration herein provided for. If the other Parties shall fail to appoint an arbitrator within two calendar days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairperson, the chairperson shall be appointed under the provisions of the Commercial Arbitration Act (British Columbia) (the “Arbitration Act”). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairperson, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

14.4                     Award. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

Article 15
TERMINATION

15.1                     Default. The Parties hereto agree that if any Party hereto is in default with respect to any of the provisions of this Agreement (herein called the “Defaulting Party”), the non-defaulting Party (herein called the “Non-Defaulting Party”) shall give notice to the Defaulting Party designating such default, and within 14 calendar days after its receipt of such notice, the Defaulting Party shall either:

(a)	cure such default, or commence proceedings to cure such default and prosecute the same to completion without undue delay; or

(b)	give the Non-Defaulting Party notice that it denies that such default has occurred and that it is submitting the question to arbitration as herein provided.

15.2                     Arbitration. If arbitration is sought, a Party shall not be deemed in default until the matter shall have been determined finally by appropriate arbitration under the provisions of Article “9” hereinabove.

15.3	Curing the Default. If:

	(a)	the default is not so cured or the Defaulting Party does not commence or diligently proceed to cure the default; or

	(b)	arbitration is not so sought; or

	(c)	the Defaulting Party is found in arbitration proceedings to be in default, and fails to cure it within five calendar days after the rendering of the arbitration award,

the Non-Defaulting Parties may, by written notice given to the Defaulting Party at any time while the default continues, terminate the interest of the Defaulting Party in and to this Agreement, or if the Non-Defaulting Party chooses not to terminate this Agreement, the Closing Date shall be automatically extended for such time as the default continues plus 14 calendar days.

15.4                     Termination. In addition to the foregoing it is hereby acknowledged and agreed by the Parties hereto that this Agreement will be terminated in the event that:

(a)	the entire Purchaser’s Ratification is not received within three business days of the due and completion execution of this Agreement by each of the Parties hereto;

(b)

the Purchaser and the Company each fail to complete a due diligence review of the other Party’s respective business and operations within 30 calendar days of the prior satisfaction by the Purchaser of the Purchaser’s Ratification;

(c)	the conditions specified in Article “8.1” hereinabove have not been satisfied at or prior to Closing;

(d)	either of the Parties hereto has not either satisfied or waived each of their respective conditions precedent prior to Closing in accordance with the provisions of Article “8” hereinabove;

(e)	the Closing has not occurred on or before September 30, 2009 in accordance with section “9.2” hereinabove; or

(f)	by agreement, in writing, of each of the Company, the Vendors and the Purchaser;

and in such event, unless waived by each Party hereto in advance and in writing, this Agreement will be terminated and be of no further force and effect other than the obligations under Article “11” hereinabove.

Article 16
NOTICE

16.1                     Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

16.2                     Change of Address. Any Party may at any time and from time to time notify the other Parties in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Article 17
GENERAL PROVISIONS

17.1                     Entire Agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement.

17.2                     Inurement. This Agreement will inure to the benefit of and will be binding upon the Parties, their respective heirs, executors, administrators and assigns.

17.3                     Time of the Essence. Time will be of the essence of this Agreement.

17.4                     Representation and costs. It is hereby acknowledged by each of the Parties hereto that each of the Company, the Vendors and the Purchaser have sought to obtain independent legal advice with respect to their respective reviews and execution of this Agreement

17.5                     Applicable Law. The situs of this Agreement is Houston, Texas, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and courts of the State of Texas.

17.6                     Further Assurances. The Parties hereto hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties hereto or their respective counsel in order to carry out the true nature and intent of this Agreement.

17.7                     Severability and Construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

17.8                     Captions. The captions, section numbers and Article numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

17.9                     Currency. Unless otherwise stipulated, all references to money amounts hereunder shall be in lawful money of the United States of America.

17.10                   Counterparts. This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, and via facsimile if necessary, each of which so signed being deemed to be an original and such counterparts together constituting one and the same instrument and, notwithstanding the date of execution, being deemed to bear the effective execution date as set forth on the front page of this Agreement.

17.11                   No Partnership or Agency. The Parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of any other Party, nor create any fiduciary relationship between them for any purpose whatsoever. No Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the Parties or as otherwise expressly provided.

17.12                   Consents and Waivers. No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall:

(a)	be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b)	be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c)	constitute a general waiver under this Agreement; or

(d)	eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

THIS AREA LEFT INTENTIONALLY BLANK

                    IN WITNESS WHEREOF each of the Parties hereto has hereunto executed this Agreement as of the Execution Date as set forth on the front page of this Agreement.

NATIONWIDE ENERGY PORTAL INC.	)
the Company herein,	)
)
)
Per:	)
Authorized Signatory	)
)
)
(print name and title)

PLURIS ENERGY GROUP INC.	)
the Purchaser herein,	)
)
)
Per:	)
Authorized Signatory	)
)
)
(print name and title)

SIGNED and DELIVERED by	)
KEN KOEPKE, a Vendor	)
herein, in the presence of:	)
)
)
Witness Signature	)
	)	KEN KOEPKE
)
Witness Address	)
)
)

Witness Name and Occupation	)
SIGNED and DELIVERED by	)

SIGNED and DELIVERED by	)
MIKE MASSINGILL, a Vendor	)
herein, in the presence of:	)
)
)
Witness Signature	)
	)	MIKE MASSINGILL
)
Witness Address	)
)
)
Witness Name and Occupation	)

SIGNED and DELIVERED by	)
JESSE COOK, a Vendor	)
herein, in the presence of:	)
)
)
Witness Signature	)
	)	JESSE COOK
)
Witness Address	)
)
)
Witness Name and Occupation	)

SIGNED and DELIVERED by	)
MARK OTT, a Vendor	)
herein, in the presence of:	)
)
)
Witness Signature	)
	)	MARK OTT
)
Witness Address	)
)
)
Witness Name and Occupation	)

SIGNED and DELIVERED by	)
GT VENTURE MANAGEMENT AG	)
herein, in the presence of:	)
)
)
Per:	)
Authorized Signatory	)

)
)
)
Print name and title	)

SIGNED and DELIVERED by	)
SACHA H. SPINDLER, a Party	)
herein, in the presence of:	)
)
)
Witness Signature	)
	)	SACHA H. SPINDLER
)
Witness Address	)
)
)
Witness Name and Occupation	)

Schedule A

                    This is Schedule “A” to that certain Share Exchange Agreement among Pluris Energy Group Inc., Nationwide Energy Portal Inc., and the vendor shareholders of Nationwide Energy Portal Inc.

Company Stock and Vendors

Authorized Capital:	1,000,000 shares of common stock, $0.001 par value

Issued Capital:	1,000,000 shares

Vendors:

Schedule B

                    This is Schedule “B” to that certain Share Exchange Agreement among Pluris Energy Group Inc., Nationwide Energy Portal Inc., and the vendor shareholders of Nationwide Energy Portal Inc.

Financial Statements

a.	Audited Financial Statements for ______________ for the period ended __________________, 200__; and

b.	Unaudited Financial Statements for ________________________ for the ____________ month period ended _______________, 2009.

Refer to the attached materials

Schedule C

                    This is Schedule “C” to that certain Share Exchange Agreement among Pluris Energy Group Inc., Nationwide Energy Portal Inc., and the vendor shareholders of Nationwide Energy Portal Inc.

Material Contracts

1.

2.

3.

Schedule D

                    This is Schedule “D” to that certain Share Exchange Agreement among Pluris Energy Group Inc., Nationwide Energy Portal Inc., and the vendor shareholders of Nationwide Energy Portal Inc.

Encumbrances

Schedule E

                    This is Schedule “E” to that certain Share Exchange Agreement among Pluris Energy Group Inc., Nationwide Energy Portal Inc., and the vendor shareholders of Nationwide Energy Portal Inc.

Pending, Outstanding or Unresolved Claims or Grievances

Schedule F

                    This is Schedule “F” to that certain Share Exchange Agreement among Pluris Energy Group Inc., Nationwide Energy Portal Inc., and the vendor shareholders of Nationwide Energy Portal Inc.

Banks and Bank Accounts

Bank:
Address:
Telephone:

Account Name:
Account No.:

Schedule G

                    This is Schedule “G” to that certain Share Exchange Agreement among Pluris Energy Group Inc., Nationwide Energy Portal Inc., and the vendor shareholders of Nationwide Energy Portal Inc.

Escrow Agreement between the Vendors and Pluris Energy Group Inc.

Refer to the attached materials

Schedule H

                    This is Schedule “H” to that certain Share Exchange Agreement among Pluris Energy Group Inc., Nationwide Energy Portal Inc., and the vendor shareholders of Nationwide Energy Portal Inc.

Consulting Agreement with GT Venture Management AG

Refer to the attached materials

Schedule I

                    This is Schedule “I” to that certain Share Exchange Agreement among Pluris Energy Group Inc., Nationwide Energy Portal Inc., and the vendor shareholders of Nationwide Energy Portal Inc.

Releases by GT Venture Management AG and the certain Creditors of Pluris Energy Group Inc.

Refer to the attached materials

Schedule J

                    This is Schedule “I” to that certain Share Exchange Agreement among Pluris Energy Group Inc., Nationwide Energy Portal Inc., and the vendor shareholders of Nationwide Energy Portal Inc.

Gift Share Letter from Series A Preferred Shareholders to Inventors

Refer to attached materials

Schedule K

                    This is Schedule “I” to that certain Share Exchange Agreement among Pluris Energy Group Inc., Nationwide Energy Portal Inc., and the vendor shareholders of Nationwide Energy Portal Inc.

Series B Resolution

Refer to attached materials

Schedule L

                    This is Schedule “I” to that certain Share Exchange Agreement among Pluris Energy Group Inc., Nationwide Energy Portal Inc., and the vendor shareholders of Nationwide Energy Portal Inc.

Purchase and Sale agreements with GT Venture Management

Refer to attached materials